Exhibit 21.1

Name	Place of incorporation and kind of legal entity	Effective interest held (%)

NF Energy Saving Investment Limited (“NF Investment”)	British Virgin Island, a limited liability company	100

NF Energy Equipment Limited (“NF Equipment”)	Hong Kong, a limited liability company	100

Liaoning Nengfa Weiye Energy Technology Co., Ltd. (“Nengfa Energy”)	The PRC, a limited liability company	100

Liaoning Nengfa Tiefa Import & Export Co., Ltd. (“Nengfa Tiefa Import & Export”)	The PRC, a limited liability company	57

Lasting Wisdom Holdings Limited (“Lasting”)	British Virgin Island, a limited liability company	100

Pukung Limited (“Pukung”)	Hong Kong, a limited liability company	100

Beijing Xinrongxin Industrial Development Co., Ltd. (“Xinrongxin”)	The PRC, a limited liability company	100

Boqi Zhengji Pharmacy Chain Co., Ltd. (“Boqi Zhengji”)	The PRC, a limited liability company	100

CHONGQING GUANZAN TECHNOLOGY CO.	The PRC, a limited liability company	100

Chongqing Shude Pharmaceutical Co.	The PRC, a limited liability company	80